Exhibit 10.1

ASSET ACQUISITION AGREEMENT

BY AND AMONG

DEL GLOBAL TECHNOLOGIES CORP.
(AS THE “PARENT”)

DEL MEDICAL IMAGING CORP.
(AS THE “TRANSFEROR”)

DEL MEDICAL, INC.
(AS THE “ACQUIRER”)

AND

U.M.G. INC.
(AS “UMG”)

November 24, 2009

i

Exhibits

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumptions
Exhibit C	Assignment of Proprietary Rights
Exhibit D	Certificate of Assumed Liabilities
Exhibit E	Lease Assignment

ii

ASSET ACQUISITION AGREEMENT

THIS AGREEMENT dated November 24, 2009 (the “Execution Date”), is by and among U.M.G. INC., a New York corporation (“UMG”), DEL MEDICAL, INC., a Delaware corporation and affiliate of UMG (“Acquirer”), DEL GLOBAL TECHNOLOGIES CORP., a New York corporation (“Parent”), and DEL MEDICAL IMAGING CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Transferor”).

W I T N E S S E T H:

WHEREAS, Transferor, inter alia, designs, manufactures, markets and sells medical and dental imaging systems (the “Business”); and

WHEREAS, Acquirer desires to acquire, and Transferor desires to divest, certain of Transferor’s operating assets relating to the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Acquirer and Transferor hereby agree as follows:

ARTICLE I.   ASSETS TO BE PURCHASED

Section 1.1.                      Description of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Transferor hereby agrees to convey, transfer, assign and deliver to Acquirer, and Acquirer hereby agrees to acquire from Transferor, on the date hereof (the “Closing Date” and the closing of the transactions contemplated hereby, the “Closing”), free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions (the “Encumbrances”), all right, title and interest of Transferor in and to the assets, properties and rights (contractual or otherwise) of Transferor that are used in connection with the Business set forth below:

(a)           All furnishings, fixtures and hardware of the Business located at the Leased Property (as hereinafter defined) or elsewhere and listed on Schedule 1.1(a), including, but not limited to, desks, cubicles, work station computers, servers, routers, warehouse racks, forklifts, phone system, test equipment, advertising materials, brochures and MRO supplies (collectively, the “Personal Property”);

(b)           All franchises, licenses, permits, consents, authorizations, approvals and certificates of any Governmental Authority (as hereinafter defined) used in conducting the Business listed on Schedule l.l(b) (the “Permits”);

(c)           All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, design archives, computer software, including, but not limited to, Great Plains (as it relates to the Business), URLs, domain names, DSN settings and web sites (including all content and coding), trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits owned by Transferor and used in conducting the Business and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, that Transferor owns or has the right to use or to which Transferor is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign Governmental Authority and all related goodwill as set forth on Schedule 1.1(c) (collectively, the “Proprietary Rights”);

(d)           All leases of equipment or other tangible personal property used in conducting the Business listed on Schedule 1.1(d) (the “Personal Property Leases”);

(e)           All of Transferor’s and Parent’s right, title and interest in that certain lease (the “Real Property Lease”) with a lease commencement date of February 1, 2009, by and between Industrial Property Fund II, L.P. and Parent for the property located at 50B North Gary Avenue, Roselle, Illinois 60172 (the “Leased Property”);

(f)           all contracts, agreements, contract rights, license agreements, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Transferor is a party which relate to the Business as listed on Schedule 1.1(f) (the “Contracts”);

(g)           All prepaid expenses and other miscellaneous assets of the Business listed on Schedule 1.1(g) (the “Miscellaneous Assets”);

(h)           All books of account, customer lists, client lists, files, papers, records and telephone numbers used in conducting the Business;

(i)           All rights of Transferor in, to and under express or implied warranties from suppliers of the Business with respect to the Property (as hereinafter defined); and

(j)           All goodwill relating to the Business.

All of the assets, properties and rights (contractual and otherwise) being conveyed, sold, transferred, assigned and delivered to Acquirer pursuant to subsections (a) through (j) of this Section 1.1 are hereinafter collectively referred to as the “Property.”

Notwithstanding the foregoing, there shall be excluded from the Property the following assets and properties of Transferor related to or used in connection with the Business: (i) all cash and cash equivalents; (ii) all tax refunds of any kind paid or payable to Transferor or Parent; (iii) all assets listed on Schedule 1.1(k), (iv) all accounts receivable invoices outstanding on the Closing Date and relating to or arising out of the operation of the Business listed on Schedule 1.1(l) (“Accounts Receivable”); (v) all corporate minute books, stock records, tax returns, checkbooks, books of original entry and bank statements and supporting materials of Transferor for all periods; (vi) all claims, causes of and choses in action of any sort that Transferor may have, including, without limitation, (A) under any of Transferor’s insurance policies, (B) against CR Tech USA, Inc. and CR Tech, Case No. 08-CV-8556 (LAP), (C) against any of the officers, directors and/or stockholders of Transferor and/or the parents, spouses and lineal descendants of any such persons; (vii) rights of set-off, counterclaim and/or recoupment respecting any liabilities or obligations of Transferor not included within the Assumed Liabilities (as hereinafter defined), (viii) the Consigned Items (as hereinafter defined), (ix) any and all assets related to Villa Sistemi Medicali and (x) any and all rights related to the Dynarad HF 110 A/M and phantom product line, inventory and test fixtures.

Section 1.2.                      Non-Assignment of Certain Property.  To the extent that the assignment hereunder of any of the Permits, the Real Property Lease, Personal Property Leases or Contracts would require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Transferor shall use its commercially reasonable efforts to obtain the consents of any such other party to an assignment to Acquirer. If such consent is not obtained, Transferor shall cooperate with Acquirer in any reasonable arrangement that may be mutually agreed by Transferor and Acquirer to provide Acquirer the full benefits of any such real Property Lease, Permit, Contract or Personal Property Lease including, without limitation, enforcement, for the account and benefit of Acquirer, of any and all rights of Transferor against any other person with respect to any such Real Property Lease, Permit, Contract or Personal Property Lease.

ARTICLE II.   ASSUMPTION OF LIABILITIES AND OBLIGATIONS

Acquirer hereby agrees, on the terms and conditions contained herein, to assume the following liabilities and obligations of Transferor and Parent:

(a)           All liabilities with respect to any purchase orders with suppliers of the Business listed on Schedule 2.1(a) (the “Accounts Payable”);

(b)           All liabilities with respect to post-Closing obligations arising under the Contracts (the “Contracts Liabilities”);

(c)           All liabilities with respect to post-Closing obligations arising under the Transferor’s warranty policies with respect to items sold by Transferor prior to the Closing Date, net of any supplier warranty credit or replacement as listed on Schedule 2.1(c); and

(d)           All liabilities with respect to post-Closing obligations arising under the Real Property Lease;

(e)           All liabilities with respect to post-Closing obligations arising under the Personal Property Leases;

(f)           All liabilities with respect to post-Closing obligations arising in connection with the employment of the Transferred Employees (as hereinafter defined);

All of the liabilities being assumed by Acquirer pursuant to subsections (a) through (f) of this Section 2.1 are hereinafter referred to as the “Assumed Liabilities.”

Notwithstanding the foregoing, Acquirer is not assuming any liability for any Excluded Liability (as hereinafter defined) and it is understood and agreed that, as between Transferor and Acquirer, Transferor shall remain solely responsible for the payment, discharge and satisfaction of all Excluded Liabilities.  As used herein, “Excluded Liabilities” means all liabilities of Transferor and the Business of any kind, liquidated or contingent, asserted or unasserted, known or unknown, other than the Assumed Liabilities, including but not limited to any amount due to any person or entity for commission upon the sale of any Consigned Item, as a result of commitments for commissions made by Parent or Transferor prior to Closing.

ARTICLE III.   CONSIDERATION

Section 3.1.                      Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Property and in full payment therefor (the “Consideration”), at Closing Acquirer is:

(a)           assuming the Assumed Liabilities;

(b)           paying to Parent, via wire transfer of immediately available funds into an account designated in writing by Parent:

(i)           an amount equal to Ten Thousand Seven Hundred and Forty-Seven United Sates Dollars, ($10,747), representing the security deposit currently held by the landlord of the Leased Property; and

(ii)          an amount equal to Thirty-Two Thousand Two Hundred and Twenty-Five United States Dollars ($32,225), the sum of the expenses set forth on Schedule 3.1(b), representing the expenses previously paid by Parent and Transferor with respect to the upcoming RSNA trade show.

Section 3.2.                      Allocation of Consideration.  The Consideration shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on an allocation certificate (“Allocation Certificate”) to be agreed upon by Transferor and Acquirer.  The allocation shall reflect the respective book value of the assets transferred to liabilities assumed by the Acquirer, and shall be adjusted if necessary, in accordance with Section 3.2 hereof.  Acquirer and Transferor shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

Section 3.3.                      Consignment of Certain Items.  At Closing and following an inventorying by Transferor of all inventory owned by it and observed by representatives of BDO Seidman, LLP, auditors to Parent and representatives of Acquirer, Transferor shall deliver a Schedule 3.3 listing all inventory owned by it.  For a period of twelve (12) months following the Closing Date (the “Consignment Period”), the inventory of Transferor set forth on Schedule 3.3 (collectively the “Consigned Items” and individually a “Consigned Item”) shall be held on consignment by Acquirer subject to the following terms.

(a)           During the Consignment Period Acquirer shall provide to Transferor within 5 business days of each calendar month end a Consigned Report detailing the previous months usage, including the dollar amount and part numbers.

(b)           If Acquirer sells any of the Consigned Items during the Consignment Period, Acquirer shall remit the amount set forth across from such Consigned Item on Schedule 3.3 (the “Consigned Price”), to Transferor or Parent within thirty (30) calendar days after each calendar month end for all sales of the Consigned Items during the preceding calendar month.  Any amounts in excess to the Consigned Price received by Acquirer in connection with the sale of a Consigned Item, shall be retained by Acquirer.

(c)           If any of the Consigned Items have not been so sold by the end of such twelve-month period, Acquirer shall deliver possession of such remaining Consigned Items to Transferor.

(d)           If any Consigned Item sold by Acquirer is defective, is returned by the purchaser thereof, or requires any repair, then:

(i)           if at the time of such return or repair, the Consigned Price for such Consigned Item has not yet been remitted to Transferor, then the actual cost incurred by Acquirer with respect to such return or repair shall be off-set against the Consigned Price due to Transferor with respect to that Consigned Item, up to a maximum of the Consigned Price for such Consigned Item; or

(ii)           if prior to such return or repair, the Consigned Price for such Consigned Item has been remitted to Transferor, then Transferor shall promptly reimburse Acquirer for the full amount of any cost incurred by it with respect to such return or repair, up to a maximum of the Consigned Price for such Consigned Item.

Acquirer’s obligation under Section 5.7 of this Agreement shall cease with respect to any Consigned Item that is defective or returned by a purchaser thereof, and Acquirer shall be entitled, at its option, to deliver such defective or returned Consigned Item to Transferor upon the earlier of discovery of such defect or upon return of the Consigned Item by the purchaser.

(e)           All risks of fire, theft or any damage to the Consigned Items shall be assumed by Acquirer, and Acquirer shall keep the Consigned Items fully insured, at the expense of Acquirer, for the benefit of and in the names of Transferor and Parent, covering such risks and in such amounts as shall be satisfactory to Transferor and Parent.

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES

Section 4.1.                      Representations and Warranties of Acquirer.  Acquirer represents and warrants to Transferor that:

(a)           Corporate Existence.  Acquirer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)           Authorization; Validity.  Acquirer has all requisite power and authority to enter into this Agreement and the Lease Assignment (as hereinafter defined), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All necessary action has been taken by Acquirer with respect to the execution, delivery and performance by it of this Agreement and the Lease Assignment and the consummation of the transactions contemplated hereby and thereby.  Assuming the due execution and delivery of each of this Agreement and the Lease Assignment by Parent and Transferor, each of this Agreement and the Lease Assignment is a legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c)           Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Acquirer, threatened against Acquirer, at law or in equity, before any foreign, federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers (each, a “Governmental Authority”), that might have an adverse effect on Acquirer’s ability to perform any of its obligations under this Agreement or the Lease Assignment or to consummate the transactions contemplated hereby or thereby.

(d)           No Breach of Statute or Contract.  Neither the execution and delivery of this Agreement or the Lease Assignment by Acquirer, nor the consummation by Acquirer of the transactions contemplated hereby or thereby, nor compliance by Acquirer with any of the provisions hereof or thereof, will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority applicable to Acquirer or any of its material properties; breach or conflict with any of the terms, provisions or conditions of the organization documents of Acquirer; or violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Acquirer is party or by which Acquirer is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any Encumbrance upon, or give to any other party or parties, any claim, interest or right, including rights of termination or cancellation in, or with respect to any of Acquirer’s properties.

(e)           Employee Issues.  Acquirer has offered employment to the Transferor’s employees listed on Schedule 2.1(g) effective as of Closing on the terms and conditions substantially similar to the terms and conditions of employment and benefits they currently receive from the Transferor in the aggregate (excluding Dennis Runyan, Joseph flies and Paul Palz) and all such employees listed on Schedule 2.1(g) have accepted such employment offer made by Acquirer (the “Transferred Employees”).  The employment of each Transferred Employee by Transferor shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Acquirer shall commence at 12:01 a.m. on the day of the Closing Date.

(f)           Brokers.  UMG and Acquirer have not entered into any agreement, arrangement or understanding with any party as to which Parent or Transferor may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(g)           Solvency.  Acquirer is Solvent (as hereinafter defined).  Acquirer will not fail to be Solvent as a result of the execution and delivery of this Agreement, the Lease Assignment or any of the other agreements, documents or instruments to which it is a party or as a result of the transactions contemplated hereunder.

For purposes of this Agreement, “Solvent” shall mean, when used with respect to any person or entity, that at the time of determination:

i.	it is then able and expects to pay its debts as they mature; and

ii.	it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

Section 4.2.                      Representations and Warranties of Transferor.  Transferor represents and warrants to Acquirer that:

(a)           Corporate Existence.  Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate or lease the Property and to carry on the Business as now being conducted.

(b)           Authorization; Validity.  Transferor has all requisite corporate power and authority to enter into this Agreement and the Lease Assignment, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby without the approval of any third party, except as listed on Schedule 4.2(b).  All necessary corporate action has been taken by Transferor with respect to the execution, delivery and performance by Transferor of this Agreement and the Lease Assignment and the consummation by Transferor of the transactions contemplated hereby and thereby.  Assuming the due execution and delivery of this Agreement and the Lease Assignment by Acquirer, each of this Agreement and the Lease Assignment is a legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c)           No Breach of Statute or Contract.  Except as set forth on Schedule 4.2(c), neither the execution and delivery of this Agreement or the Lease Assignment, nor the consummation by Transferor of the transactions contemplated hereby or thereby, nor compliance by Transferor with any of the provisions hereof or thereof will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority applicable to Transferor or any of its properties; breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation or By-Laws of Transferor; or violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Transferor is a party or by which Transferor is or may be bound with respect to the Property or the Business, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any Encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to, the Property.

(d)           Subsidiaries.  Transferor has no subsidiaries or equity investments in any other corporation, association, partnership, joint venture or other entity that carries on the Business.

(e)           Liabilities.  Except as set forth on Schedule 4.2(e), Transferor has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) in respect of the Business except:

(i)           those arising under agreements or other commitments listed on any Schedule hereto including, but not limited to, the Permits, Real Property Lease, Personal Property Leases, and the Contracts;

(ii)         current liabilities arising in the ordinary and usual course of the Business subsequent to August 1, 2009 that are accurately reflected on its books and records in a manner consistent with past practice; and

(iii)        ordinary course warranty and product liability obligations and liabilities for product returns and allowances.

(f)           Registered Proprietary Rights.  Schedule 1.1(c) sets forth all issued patents; registered URLs; domain names and DSN settings; registrations and applications for trademarks, service marks, and trade names; registrations and applications for copyrights; and all licenses, sublicenses or agreements in respect thereof that Transferor owns or has the right to use or to which Transferor is a party with respect to the Business, except for the off the shelf software licenses.  Except as set forth on Schedule 4.2(f), Transferor is the owner of all right, title and interest or otherwise has valid license rights in and to all Proprietary Rights free and clear of all Encumbrances whatsoever.  To the Knowledge of Transferor, the Business as conducted immediately prior to the Closing, and the sale by Transferor and ownership by Acquirer of any of the Property is not and will not be in contravention of any patent, trademark, copyright or other proprietary right of any third party.

Except as listed on Schedule 4.2(f), none of the Proprietary Rights has been hypothecated, sold, assigned or licensed by Transferor to any other person, corporation, firm or other legal entity; or to the Knowledge of Transferor, infringes upon or violates the rights of any person, firm, corporation, or other legal entity.  Except as listed on Schedule 4.2(f), and except in the ordinary course pursuant to Article 2 of the Uniform Commercial Code, to the Knowledge of Transferor, Transferor has not given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies that Transferor uses, license or sells; there is not pending or to the Knowledge of Transferor, threatened any claim to sell, engage in or employ any such product, process, method or operation.

(g)           Insurance.  Schedule 4.2(g) lists all policies of property, casualty, liability and other forms of insurance currently owned or held by Transferor relating to the Business and all such policies are currently in full force and effect.

(h)           Litigation.  Except as set forth on Schedule 4.2(h), there are no claims, actions, suits or proceedings pending or, to the Knowledge of Transferor, threatened against or affecting Transferor or any officer or director of Transferor in connection with the Business or the Property, before any federal, state, local or foreign court or Governmental Authority.  Transferor is not subject to, or in default with respect to, any judgment, order, writ, injunction or decree that is binding upon Transferor with respect to the Business.

(i)           Compliance with Laws.  Except as listed on Schedule 4.2(i), Transferor is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Business and the Property and has no notice or Knowledge of any violations, whether actual, claimed or alleged, thereof.

(j)           Brokers.  Neither Parent nor Transferor has entered into any agreement, arrangement or understanding with any party as to which UMG or Acquirer may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(k)           Title to Property.  (a) Transferor has good and marketable title to all Property owned by it and valid leasehold interests in all Property leased by it in the operation of the Business, free and clear of all Encumbrances, except as listed on Schedule 4.2(k) hereto, and excluding (i) liens for taxes, fees, levies, imposts, duties or governmental charges of any kind that are not yet delinquent or are being contested in good faith by appropriate proceedings that suspend the collection thereof; or (ii) liens for mechanics, materialmen, laborers, employees, suppliers or others that are not yet delinquent or are being contested in good faith by appropriate proceedings.

Except as listed on Schedule 4.2(k), no financing statement under the Uniform Commercial Code or similar law naming Transferor as debtor has been filed in any jurisdiction in respect of the Property, and Transferor is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

(l)           Books of Account; Records.  The general ledgers, books of account and other records of Transferor in respect of the Business are complete and correct in all material respects and have been maintained in accordance with good business practices.

Section 4.3.                      Effect of Disclosures on Schedules.  Information disclosed by Transferor on any Schedule to this Agreement shall be deemed to be disclosed on any other Schedule to this Agreement as to which such information would be reasonably applicable.

Section 4.4.                      Disclaimer of Other Warranties.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Transferor, nor any person acting on its behalf, makes any representation or warranty relating to Transferor, the Business or the Property.  Transferor hereby disclaims any implied warranty with respect to it, the Business and the Property, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE V.   COVENANTS

Section 5.1.                      Access to Records and Assistance.  For a period of three years after the Closing Date, Acquirer shall (a) preserve those of Transferor’s books and records as are delivered to Acquirer hereunder, (b) make available to Transferor for inspection and copying (i) all such books and records as are delivered to Acquirer hereunder as reasonably required by Transferor or Parent and (ii) all books and records of the Acquirer related to the Business post-Closing, including those books and records related to the Consigned Items and the Accounts Receivables, for all purposes reasonably related to this Agreement or any of the documents and instruments in accordance with its terms and (c) use its commercially reasonable efforts to assist Transferor and Parent, at no cost to Transferor or Parent, on the one hand, or Acquirer, on the other (other than reasonable amounts of time during regular business hours of certain of the Transferred Employees), in connection with any requests for information in connection with (i) the Consigned Items and (ii) the Accounts Receivables.  Through December 31, 2009, Acquirer shall permit up to two of Parent’s employees or temporary workers to work at the Leased Property during regular business hours to work on Parent’s or Transferor’s Accounts Receivables collections, perform a review of the Consigned Items, or work on transition matters.

Section 5.2.                      Severability.  With respect to any provision of this Article V finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties shall abide by such court’s determination.  In the event that any provision of this Article V cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of Article V of this Agreement shall remain in full force and effect.

Section 5.3.                      Further Assurances.  On and after the Closing Date, Transferor shall prepare, execute and deliver, at Transferor’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Acquirer’s counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Acquirer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement.  On and after the Closing Date, Acquirer shall prepare, execute and deliver, at Acquirer’s expense, such further instruments, and shall take or cause to be taken such other or further action as Transferor’s counsel shall reasonably request at any time or from time to time in order to confirm or evidence Acquirer’s assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

Section 5.4.                      Announcements.  Except as required by law and the rules and regulations of the Securities and Exchange Commission or any stock exchange, neither party to this Agreement shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.  Prior to issuing any press release or making any public announcements, the disclosing party shall give the other party a copy of the text of their proposed disclosure and a reasonable opportunity to comment on it.  Subject to the obligations of Parent under applicable Securities and Exchange Commission or stock exchange rules and regulations, Acquirer and Transferor shall jointly agree on the press release or other public announcement with respect to the transactions contemplated by this Agreement which will be disseminated promptly following the execution and delivery hereof.  Transferor shall also prepare and deliver electronic correspondence to customers of the Business describing the terms and conditions of the transactions contemplated hereby.

Section 5.5.                      Accounts Receivable.  Promptly upon the receipt by Acquirer of good funds as payment for an Account Receivable, and in any event within five (5) business days after such receipt, Acquirer shall remit such payment to Transferor or Parent.  Should a customer of both Transferor and Acquirer remit a payment without identifying the invoice(s) to which it should be applied, the payment shall be applied to the oldest unpaid invoice.  Promptly upon the receipt by Transferor or Parent of good funds as payment for any account receivable of the Business that is not an Account Receivable or payment for a Consigned Item, and in any event within five (5) business days after such receipt, Tranferor or Parent shall remit such payment to Acquirer.

Section 5.6.                      Name Change.  Within twenty (20) business days after the Closing Date, Transferor shall change its name to a term which does not include the terms “Del,” “Del Medical,” or “Universal.”  No later than its first Annual Meeting of Stockholder’s for its fiscal year ended July 31, 2010, Parent shall use its commercially reasonable efforts to seek stockholder approval to change its name to a form that does not include, “Del,” “Del Medical,” or “Universal.”  If Parent is unable to receive stockholder approval, Parent shall not use the names “Del,” “Del Medical,” or “Universal,” in any way which is competitive with Acquirer.  Parent and Transferor shall also take such actions as may be requisite to make available to Acquirer, for its exclusive use, “Del,” “Del Medical,” or “Universal.”

Section 5.7.                      Commercially Reasonable Efforts.  Acquirer shall, for the 12-month consignment period following the Closing Date, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to market and sell the Consigned Items.

Section 5.8.                      Transfer Taxes.  Acquirer agrees that all sale or transfer taxes, recording taxes and/or similar taxes or charges, incurred by any of Parent, Transferor or Acquirer in connection with the sale of the Property under this Agreement shall be borne by Acquirer and Acquirer shall remit payment for such taxes or charges to the proper Governmental Authority.

Section 5.9.                      Intercompany Pricing.  Except with respect to any orders for products that are in effect on the date of this Agreement, Acquirer agrees that post-Closing all intercompany pricing agreements between RFI Corporation, Villa Sistemi Medicali and the Business will be null and void.

ARTICLE VI.   CLOSING DELIVERIES

Section 6.1.                      Deliveries by Transferor.  Transferor shall deliver to Acquirer at Closing the following:

(a)           Current certificates of good standing and incumbency certificates for each of Parent and Transferor.

(b)           An executed counterpart of the General Conveyance, Assignment and Bill of Sale conveying, selling, transferring and assigning to Acquirer title to all of the Property, free and clear of all Encumbrances, in the form of Exhibit A hereto.

(c)           Executed counterparts of Assignments and Assumptions of the Permits, the Personal Property Leases and the Contracts which include the written consents of all parties necessary in order to duly transfer all of Transferor’s rights thereunder to Acquirer, in the form of Exhibit B hereto (the “Assignments and Assumptions”).

(d)           An executed counterpart of the Assignment of the Proprietary Rights conveying, transferring and assigning to Acquirer, all of Transferor’s right, title and interest in and to the Proprietary Rights, free and clear of all Encumbrances, in the form of Exhibit C hereto.

(e)           An executed counterpart of the Certificate of Assumed Liabilities in the form of Exhibit D hereto (the “Certificate of Assumed Liabilities”).

(f)           An executed counterpart of the assignment of the Real Property Lease in favor of Acquirer with respect to the Leased Property in the form of Exhibit E hereto (“Lease Assignment”).

(g)           Such other separate bills of sale, assignments or documents of transfer that Acquirer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

Section 6.2.                      Deliveries by Acquirer.  Acquirer shall deliver to Transferor at Closing the following:

(a)           A current certificates of good standing and incumbency certificates for UMG and Acquirer.

(b)           Executed counterparts of the Assignments and Assumptions.

(c)           An executed counterpart of the Certificate of Assumed Liabilities.

(d)           An executed counterpart of the Lease Assignment.

(e)           Such other separate instruments of assumption that Transferor may reasonably deem necessary or appropriate in order to confirm or evidence Acquirer’s assumption of the Assumed Liabilities.

ARTICLE VII.   INDEMNIFICATION

Section 7.1.                      Survival of Representations, Warranties and Agreements.

Subject to the limitations set forth in this Article VII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of UMG and Acquirer, on the one hand, or Parent and Transferor, on the other, all representations, warranties, covenants and agreements of UMG and Acquirer, on the one hand, and Parent and Transferor, on the other, in this Agreement shall terminate at the Closing.  All statements contained in any Schedule or Exhibit hereto shall be deemed representations and warranties of UMG and Acquirer, on the one hand, or Parent and Transferor, one the other, as the case may be, set forth in this Agreement for the purposes of this Article.

Section 7.2.                      Indemnification.

(a)           Subject to the limitations set forth in this Article VII, Parent and Transferor, jointly and severally, shall indemnify and hold harmless Acquirer and UMG from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by UMG and Acquirer, directly or indirectly, as a result of or arising from the following (individually an “Indemnifiable Claim” and collectively “Indemnifiable Claims” when used in the context of Acquirer as the Indemnified Party (as hereinafter defined)):

(i)           Any Excluded Liability or other liability imposed upon Acquirer and UMG as transferee of the Business or the Property, including without limitation, or otherwise relating to the Business prior to the Closing Date, except to the extent such liability has been assumed by UMG and Acquirer pursuant to Article II hereof; and

(b)           Subject to the limitations set forth in this Article VII, UMG and Acquirer, jointly and severally, shall indemnify and hold harmless Parent and Transferor from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Parent or Transferor, directly or indirectly, as a result of or arising from the following:

(i)           Any liability imposed upon Transferor or Parent as a result of Acquirer’s conduct with respect to the Business after the Closing Date;

(ii)         The nonperformance or nonpayment by Acquirer or UMG of any of the Assumed Liabilities; or

(iii)        all pre- and post-Closing liabilities and expenses related to severance pay to which such Transferred Employees are entitled by virtue of their employment by Transferor or Parent, or termination of their employment with Transferor or Parent, provided however, subject to Section 7.4 below and excluding legal fees and expenses incurred by Parent or Transferor, the full amount of which may be recovered, the maximum amount that UMG or Acquirer shall be liable to Parent or Transferor in connection with any such Transferred Employee pursuant to this Section 7.2(b)(iii) is the amount set forth across from such Transferred Employee on Schedule 7.2(b)(iii).

(c)           For purposes of this Article VII, all Damages shall be computed net of any insurance proceeds actually received by the Indemnified Party (as hereinafter defined) with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that if payment is made by the Indemnifying Party (as hereinafter defined) to the Indemnified Party regarding such Damages and then subsequent to such payment, the Indemnified Party also receives insurance proceeds relating to such Damages, the Indemnified Party shall return to the Indemnifying Party, the amount paid by the Indemnified Party in relation to such Damages, up to the lesser of (i) the amount paid by the Indemnifying Party or (ii) the amount of the insurance proceeds.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto have any liability hereunder to any other party hereto for consequential, indirect or incidental damages of any kind or nature or lost profits.

Section 7.3.                      Limitations on Indemnification.  Rights to indemnification hereunder are subject to the following limitations:

(a)           As to Parent and Transferor, on the one hand, and UMG and Acquirer, on the other, the obligation to indemnify provided herein with respect to any matter for which indemnification is permissible under this Article VII herein shall survive the Closing Date for a period of twelve (12) months.

(b)           If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification including in detail the basis therefor (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

Section 7.4.                      Procedure for Indemnification with Respect to Third-Party Claims.

The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in Section 10.2 applies, which notice to be effective must describe such claim in reasonable detail (the “Indemnification Notice”).  Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense.  Should the Indemnifying Party fail timely to defend any such action (except for failure resulting from the Indemnified Party’s failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel.

Section 7.5.                      Procedure for Indemnification with Respect to Non-Third-Party Claims.  In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give prompt written notice to the Indemnifying Party specifying in reasonable detail and to the extent known to it the nature and amount of the claim asserted (the “Non-Third Party Claim Indemnification Notice”).  If the Indemnifying Party, within 30 days (or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 60 days), after receiving the Non-Third Party Claim Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (the “Contest Notice”), such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim.  In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 10 days after such notice, such parties may seek any remedy available thereto at law or in equity.

Section 7.6.                      Cooperation in the Defense of Claims.  In the event that an Indemnifiable Claim is asserted, the Indemnifying Party and the Indemnified Party shall each cooperate in all reasonable respects with the other.  Such cooperation shall include making available on reasonable notice during normal business hours at the cost of the Indemnifying Party such business records as relate to the Business and the transactions contemplated by this Agreement and suitable personnel with knowledge of the foregoing.

ARTICLE VIII.   MISCELLANEOUS PROVISIONS

Section 8.1.                      Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or if sent by facsimile transmission, with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Parent or Transferor:	Del Global Technologies Corp.
100 Pine-Aire Drive
Bay Shore, New York 11706
Attention: Chief Executive Officer
Facsimile No.: 847-510-0423

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Jeffrey S. Spindler, Esq.
Facsimile No.: (212) 451-2222

If to Acquirer:	U.M.G. Inc. or Del Medical, Inc.
28 Calvert Street
Harrison, New York 10528
Attention: Toufic Lorenzo
Facsimile No.:

with a copy to:	Sherman & Sanchez, LLC
110 Summer Street
Stamford, Connecticut 06905
Attention: Daniel E. Sanchez, Esq.
Facsimile No.: (203) 406-0442

Section 8.2.                      Entire Agreement.  This Agreement and Schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

Section 8.3.                      Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Acquirer, on the one hand, and Parent and Transferor, on the other, and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

Section 8.4.                      Captions.  The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

Section 8.5.                      Expenses of Transaction.  Acquirer, on the one hand, and Parent and Transferor, on the other, shall each pay its own costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 8.6.                      Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

Section 8.7.                      Knowledge.  All references herein to the Knowledge of Transferor or Parent or words of similar import shall mean the actual knowledge of Mark A. Zorko.

Section 8.8.                      No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 8.9.                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 8.10.                     Governing Law; Consent to Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York state court, or the United States District Court, Southern District of New York, in each case sitting in the County of New York over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 8.11.                     Exhibits and Schedules.  Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule annexed to this Agreement and shall be incorporated into this Agreement by such reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ACQUIRER:

DEL MEDICAL, INC.

By:	/s/ Toufic Lorenzo
Name: Toufic Lorenzo Title: President

UMG:

U.M.G. INC.

By:	/s/ Toufic Lorenzo
Name: Toufic Lorenzo Title: President and CEO

PARENT:

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ Mark A. Zorko
Name: Mark A. Zorko Title: Chief Financial Officer and Secretary

TRANSFEROR:

DEL MEDICAL IMAGING CORP.

By:	/s/ Mark A. Zorko
Name: Mark A. Zorko Title: Chief Financial Officer, Secretary and Treasurer